                              AMENDED AND RESTATED
                     CERTIFICATE OF DESIGNATION, PREFERENCE
                       AND RIGHTS OF SERIES A CONVERTIBLE
                    PREFERRED STOCK OF eVENTURES GROUP, INC.


         I, STUART J. CHASANOFF, being the Vice President and Secretary of eVENTURES GROUP, INC., a corporation organized and existing under the laws of Delaware (the "Corporation"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Amended Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors, at a meeting duly called and held on the 14th day of October, 1999, adopted the following resolution providing for the issuance of a series of Preferred Stock:

         RESOLVED, that pursuant to authority vested in the Board of Directors by Article Fourth of the Amended Certificate of Incorporation of this Corporation, a series of 1,200 shares of Preferred Stock, par value $0.00002 per share, is hereby established, the distinctive designation of which shall be "Series A Convertible Preferred Stock" (such series being hereinafter called "Series A Stock"), and the preferences and relative, participating, optional or other special rights of Series A Stock, and the qualifications, limitations or restrictions thereof (in addition to the relative powers, preferences and rights, and qualifications, limitations or restrictions thereof, set forth in Article Fourth of the Amended Certificate of Incorporation of the Corporation which are applicable to shares of Preferred Stock of all series) shall be as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

PART 1.  DIVIDENDS.

         1.01 NO DIVIDEND OBLIGATION. The holders of the Series A Stock shall have no rights to the payment of dividends on the Series A Stock (regardless of whether the Corporation declares or pays dividends on any other class of preferred stock or common stock of the Corporation).

PART 2.  REDEMPTION.

         2.01 OPTIONAL REDEMPTION. All or any shares of Series A Stock may be redeemed by the Corporation at its election at any time and from time to time expressed by resolution of its Board of Directors, in the manner prescribed in this Part 2, provided that in any redemption under this Section 2.01 the Corporation shall redeem not less than 750 shares of Series A Stock.

         2.02 [INTENTIONALLY OMITTED.]


                                       1.
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         2.03 REDEMPTION NOTICE. Before making any redemption pursuant to
         Section 2.01, the Corporation shall mail by certified or registered mail, return receipt requested, to each record holder of any shares of Series A Stock at the address shown on the Corporation's records, a written notice (a "Redemption Notice"), stating: (i) the number of shares of Series A Stock held by record by such holder which the Corporation proposes to redeem; (ii) the date (herein called the "Redemption Date") on which the Corporation proposes to pay the Redemption Price for the shares to be redeemed; (iii) the Redemption Price which is to be paid for each share repurchased; and (iv) the place at which the shares to be redeemed may be surrendered in exchange for the Redemption Price for such shares. Upon the mailing of a Redemption Notice with respect to any optional repurchase which the Corporation may choose to make pursuant to rights granted in Section 2.01, the Corporation shall become obligated to redeem the shares of Series A Stock specified in such notice on the date specified in such notice as the Redemption Date. Each Redemption Notice under Section
         2.01 shall be mailed at least 10 days before the Redemption Date, provided that if the Corporation fails to pay the Redemption Price on such date ( for a reason other than a holder's failure to deposit Series A Stock share certificates pursuant to Section 2.05(b)), the Redemption Date shall be the date on which the Corporation actually pays the Redemption Price.

         2.04 DETERMINATION OF NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. The number of shares of Series A Stock to be redeemed from each holder thereof in repurchases under Section 2.01 shall be determined by multiplying the total number of shares of Series A Stock to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A Stock held by such holder and the denominator of which shall be the total number of shares of Series A Stock outstanding.

         2.05 REDEMPTION PRICE.

                  (a) For each share of Series A Stock which shall be redeemed by the Corporation at any time for any reason in redemptions pursuant to Section 2.01, the Corporation shall be obligated to pay to the holder of such share an amount (herein called the "Redemption Price" for such share) equal to the Liquidation Value of such share. Such payments shall be deemed to become "due" for all purposes of this Section regardless of whether the Corporation shall be able or legally permitted to make such payments on such Redemption Date.

                  (b) Each holder of Series A Stock shall be entitled to receive on or at any time after any Redemption Date the full Redemption Price for each share of Series A Stock held by such holder which the Corporation shall be obligated to redeem on such Redemption Date upon surrender by such holder at the Corporation's principal office of the certificate representing such share duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank. After the payment by the Corporation in the manner required




                                       2.
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         by Section 4.03 of the full Redemption Price for any Series A Stock, all rights of the holder of such share shall have been surrendered for cancellation) cease and terminate with respect to such shares except, Series A Stock as provided in Section 8 hereof.

         2.06 ALLOCATION OF PARTIAL REDEMPTION PAYMENTS AMONG HOLDERS OF SERIES A STOCK. If any time the Corporation shall not be able to pay the full Redemption Price for all Series A Stock which the Corporation shall have become obligated to redeem at or prior to such time in redemptions under Section 2.01, each holder of shares of Series A Stock shall have the right to have redeemed by the Corporation a number of such holder's shares of Series A Stock equal to the product derived by multiplying the total number of shares of Series A Stock which the Corporation shall be able to redeem at such time times a fraction, the numerator of which shall be the total number of shares of Series A Stock which the Corporation shall have become obligated to redeem from such holder at or prior to such time (but which the Corporation shall not have redeemed at or prior to such time) and the denominator of which shall be the total number of shares of Series A Stock which the Corporation shall have become obligated to redeem at or prior to such time (but which the Corporation shall not have redeemed at or prior to such time).

         2.07 REDEEMED SHARES OF SERIES A STOCK TO BE CANCELED. The Corporation shall cancel each share of Series A Stock which it shall redeem or for any other reason acquire, and no share of Series A Stock which shall be redeemed or otherwise acquired by the Corporation shall thereafter be reissued, sold, or transferred by the Corporation to any person. The number of shares of Series A Stock which the Corporation shall be authorized to issue shall be deemed to be reduced by the number of shares of Series A Stock which the Corporation shall redeem or otherwise acquire.

PART 3.  LIQUIDATION.

         3.01 RIGHTS OF HOLDERS OF SERIES A STOCK. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Corporation, the holders of shares of Series A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount in cash equal to the sum of one thousand dollars ($1,000) per share (the "Liquidation Value").

         3.02 ALLOCATION OF LIQUIDATION PAYMENTS AMONG HOLDERS OF STOCK. If upon any dissolution, liquidation (whether complete or partial), or winding up of the Corporation, the assets of the Corporation available for distribution to holders of shares of Series A Stock (hereinafter in this Section 3.02 called the "Total Amount Available") shall be insufficient to pay the holders of outstanding shares of Series A Stock the full amounts to which they shall be entitled under Section 3.01, each holder of shares of Series A Stock shall be entitled to receive an amount equal to the




                                       3.

         product derived by multiplying the Total Amount Available times a fraction the numerator of which shall be the number of shares of Series A Stock held by such holder and the denominator of which shall be the total number of shares of Series A Stock then outstanding.

PART 4.  ADDITIONAL PROVISIONS GOVERNING CUMULATIVE PREFERRED STOCK.

         4.01 [INTENTIONALLY OMITTED.]



         4.02 VOTING RIGHTS.

                  (a) Except as otherwise provided by the Certificate of Incorporation or under the law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Stock and the holder of shares of Series A Stock shall have no voting rights.

         4.03 METHOD OF PAYMENT.

                  (a) Ordinary Payments. Any payment at any time due with respect to any share of Series A Stock (including but not limited to the payment of the Redemption Price for such share, and any payment due on such share under Part 3) shall be made by means of a check (drawn upon funds which are immediately available not later than the due date of the payment being made by such check) to the order of the record holder of such Share at the address for such record holder shown on the Corporation's records, which check shall be mailed by United States mail (by first class or any other class reasonably expected to effect earlier delivery at such time so that such check should reasonably be expected to arrive at the address to which it is required under this sentence to be mailed) not later than the due date of the payment being made by such check.

                  (b) When Payment Deemed to Have Been Made. Any payment at any time due with respect to any share of Series A Stock (including but not limited to payment of the Redemption Price for such share and any payment due on such share under Part 3) shall be deemed to have been paid by the Corporation at the time such payment shall have been delivered pursuant to Section 4.03(a) the payment shall be deemed to have been made on the date on which such check reasonably could have been expected to be received by the addressee; and (ii) if any check or other medium by which any payment shall be made shall prove not to be immediately collectible on the due date of the payment being so made, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

         4.04 AMENDMENT AND WAIVER. No change in the provision of this Section affecting any interests of the holders of any shares of Series A Stock shall be




                                       4.

         binding or effective unless such change shall have been approved in writing by the holders of at least 66 2/3% of the shares of Series A Stock outstanding at the time such change shall be made.

         4.05 REGISTRATION OF TRANSFER OF PREFERRED STOCK. The Corporation will keep at its principal office a register for the registration of the shares of Series A Stock Upon the surrender of any certificate representing shares of Series A Stock at the Corporation's principal office, the Corporation will, at the request of the registered holder of such certificate, execute and deliver, at the Corporation's expense, a new certificate or certificates in exchange representing the number of shares of Series A Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         4.06 REPLACEMENT. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Stock (an affidavit of the Registered Holder, without bond shall be satisfactory) the Corporation at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

PART 5.  [INTENTIONALLY OMITTED.]

PART 6.  INTERPRETATION OF THIS INSTRUMENT.

         6.01 DEFINITIONS. Each term defined in this Section 6.01 has the meaning indicated in this instrument whenever such term is used in this instrument.

                  (a) "AGREEMENT" means any agreement, as amended, modified or extended, between the Corporation and any person holding Preferred Stock, including, without limitation, Subscription Agreements executed by the Corporation and such person.

                  (b) COMMON STOCK AND EXISTING COMMON STOCK. The term "Common Stock" or "Common Shares" designates and includes the Corporation's Existing Common Stock of all classes and any capital stock of any class of the Corporation authorized after the date of the Agreement which shall not be limited to a fixed sum or a percentage of par value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation or winding up of the Corporation. The term "Existing Common Stock" designates the Corporation's authorized Common Stock, par value $0.00002 per share, of all classes, as constituted on the Closing Date as set forth in the Agreement.




                                       5.

                  (c) CONVERSION SHARE. The term "Conversion Share" means one share of the Corporation's authorized Common Stock, provided that if under the provisions hereof, there shall be a change such that the securities purchasable hereunder shall be issued by an entity other than the Corporation or class of securities purchasable hereunder, then the term "Conversion Share" shall mean one share of the security purchasable upon the exercise of the rights granted hereunder if such security shall be issuable in shares or shall mean the smallest unit in which such security shall be issuable if such security shall not be issuable in shares.

                  (d) CONVERSION SHARES. The term "Conversion Shares" means the aggregate Conversion Shares at any time issuable upon conversion of the Series A Stock at such time.

                  (e) CONVERSION PRICE. The term "Conversion Price" means the Initial Conversion Price of five dollars ($5.00), as such price may be adjusted from time to time pursuant to the provisions of Section 8 hereof.

                  (f) CORPORATION. The term "Corporation" means the corporation filing this certificate and is sometimes herein referred to the "Company".

                  (g) REGISTERED HOLDER. The term "Registered Holder" means the holder of a share of Series A Stock as shown on the books and records of the Corporation.

PART 7.  CONVERSION RIGHTS.

         7.01 DESCRIPTION AND CONVERSION PROCEDURE. The Series A shares shall be convertible into an aggregate of 240,000 shares of the Common Stock of the Corporation as hereinafter set forth.

                  (a) CONVERSION RiGHTS.

                  (i) Optional Conversion by the Holder. Except as expressly herein provided otherwise, the Registered Holder of each share of Series A Stock may exercise all or a portion of the conversion rights at any time or from time to time after the date of issuance and prior to the earlier to occur of (x) the Corporation Conversion Date, (y) the Mandatory Conversion Date, or (z) the date of redemption of the shares of such Series A Stock;

                  (ii) Mandatory Conversion. On June 30, 2001 (the "Mandatory Conversion Date"), each share of Series A Stock shall, automatically and without further action on the part of any Registered Holder of Series A Stock, be converted into the number of shares of fully paid and nonassessable Common Stock derived by dividing the Liquidation Preference by the Conversion Price. Upon such conversion, each share of





                                       6.

                  Series A Stock shall be canceled and not subject to reissuance. On or before the twentieth (20th) Business Day prior to the Mandatory Conversion Date, the Corporation shall provide written notice (the "Mandatory Conversion Notice") to the holders hereof of the Corporation's intention not to exercise the redemption option provided for in Section 3 hereof and to allow the shares of Series A Stock to automatically convert pursuant to this Section 7.01 (a) (ii). The immediately preceding sentence notwithstanding, the Corporation shall not be deemed to have waived its right to redeem the Series A Stock pursuant to Section 3 hereof by virtue of the issuance of the Mandatory Conversion Notice;

                  (iii) Optional Conversion by the Corporation. On the tenth
                  (10th) Business Day (the "Corporation Conversion Date") immediately following the fifth (5th) consecutive Trading Day (the "Trigger Date") on which the Market Price of the Common Stock equals or exceeds ten dollars ($10.00) per share (the "Target Price"), the Corporation may (but has no obligation
                  to) cause each outstanding shares of Series A Stock (automatically and without further action on the part of any holder of outstanding shares of Series A Stock) be converted into the number of shares of fully paid and nonassessable Common Stock derived by dividing the Liquidation Preference by the Conversion Price. Upon such conversion, each share of Series A Stock shall be canceled and not subject to reissuance. On or before the fifth (5th) Business Day following the Trigger Date, the Corporation shall provide written notice (the "Corporation Conversion Notice") to the holders of shares of Series A Stock of the Corporation's intention not to exercise the redemption option provided for in Section 3 hereof and to allow the shares of Series A Stock to automatically convert pursuant to this Section 7.01 (a)
                  (iii). The immediately preceding sentence notwithstanding, the Corporation shall not be deemed to have waived its right to redeem the Series A stock pursuant to Section 3 hereof by virtue of the issuance of the Corporation Conversion Notice. Notwithstanding the foregoing, the Corporation may elect not to exercise the conversion rights set forth in this paragraph
                  7.01 (a) (iii) by delivery of a written notice to that effect at any time prior to the Trigger Date (whether or not a Corporation Conversion Notice has been issued). Any waiver of a particular Trigger Date shall not prejudice in any manner the Corporation's rights under this paragraph 7.01 (a) (iii) or Section 3. hereof.

                  (b) EXERCISE PROCEDURE. Any shares of Series A Stock shall be deemed to have been exercised (the "Exercise Time") when the Corporation shall have received the Certificate evidencing such shares appropriately endorsed to reflect conversion thereof; whereupon the Corporation shall issue so many shares of its Common Stock ("Conversion Stock") computed on the basis of one share of Common Stock for five dollars ($5.00) of Liquidation Value of the shares of Series A Stock so converted.



                                       7.

                  (c) DELIVERY OF NEW CERTIFICATES. Certificates for Conversion Shares shall be delivered to the Holder named therein within 15 days after the Exercise Time, acquirable Purchase Rights described in
         Section 8.08. Unless all of the shares of Series A Stock evidenced by the certificate delivered shall have been converted or shall have been redeemed, the Corporation shall within a 15 day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the shares of Series A Stock formerly represented by the certificate which shall not have converted or redeemed and shall within the said 15 day period deliver such certificate to the person designated as the holder thereof.

                  (d) PAYMENT OF CONVERSION PRICE. Each share of Series A Stock surrendered shall constitute payment of the Conversion Price equal to the Liquidation Value of such share surrendered.


                  (e) RETURN OF CERTIFICATE. The certificates evidencing the Series A Stock shall be endorsed to reflect the conversion of all or such portion thereof as the Registered Holder determines to convert. Unless the certificate surrendered contains an appropriate legend, the certificate shall be accompanied by an appropriate investment representation for purposes of confirming the availability of an exemption from applicability of the registration provisions of the Securities Act of 1933, as amended, signed by the Registered Holder of such shares of Series A Stock. If the Conversion Shares are not to be issued in the name of the Holder to whom the shares of Series A Stock are registered, such Registered Holder shall also state the name of the Person to whom the certificate for the Conversion Shares are to be issued, and if the Conversion Shares to be issued shall not be all the Conversion Shares into which the shares of Series A Stock may be converted upon surrender of the shares of Series A Stock certificates so surrendered, the name of the person to whom shall be delivered a new certificate evidencing the balance of the shares of Series A Stock.

                  (f) ASSIGNMENT. Assignment of shares of Series A Stock shall be in the form set forth on the reverse side of the certificate evidencing same.

                  (g) AUTHORIZATION AND ISSUANCE. The Corporation covenants and agrees that:

                  (i) the Conversion Shares issuable upon any conversion of any shares of Series A Stock shall be deemed to have been issued to the person exercising such conversion privilege at the Exercise Time, and the person exercising such conversion privilege shall be deemed for all purposes to have become the record holder of such Conversion Shares at the Exercise Time;



                                       8.

                  (ii) all Conversion Shares which may be issued upon any conversion of any shares of Series A Stock will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof;

                  (iii) The Corporation will take all such action as may be necessary to assure that all Conversion Shares issuable upon conversion of Series A Stock may be issued without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which securities of the same class may be listed. The Corporation will not take any action which would result in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such action upon conversion of all Series A Stock together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation;

                  (iv) the issuance of certificates for Conversion Shares upon conversion of Series A Stock shall be made without charge to the Registered Holder thereof for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with the conversion of the Series A Stock and the related issuance of Conversion Shares; and

                  (v) The Corporation will at no time close its transfer books against the transfer of the Series A Stock or of any Conversion Share issued or issuable upon the conversion of the Series A Stock in any manner which interferes with the timely conversion of the Series A Stock.

                  (h) TRANSFERABILITY. The shares of Series A Stock and all rights evidenced thereby are transferable on the Corporation's books by the Registered Holder in person or by duly authorized attorney upon surrender of certificate(s) evidencing said shares of Series A Stock properly endorsed at the Corporation's principal office provided that the Registered Holder complies with the provisions governing transfer set forth in Section 4 of the Agreement.

                  (i) BREAKUP OF CERTIFICATES. Each certificate evidencing shares of Series A Stock is exchangeable, upon the surrender of the certificate by the Registered Holder at the Corporation's principal office, for a new certificate or certificates of like tenor representing in the aggregate the right to purchase the number of Conversion Shares which may be purchased under the Certificate surrendered, each of which new certificates shall represent the right to purchase the number of Conversion Shares as shall be designated by the Registered Holder of this certificate at the time of such surrender.



                                       9.

PART 8.  ANTIDILUTION PROVISIONS.

         8.01 ADJUSTMENT OF NUMBER OF SHARES. In order to prevent dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Part 8. At any given time the Conversion Price, whether as the Initial Price of five dollars ($5.00) per share or as last adjusted, shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one Conversion Share. Upon each adjustment of the Conversion Price pursuant to this Part 8, the Registered Holder of the shares of Series A Stock shall thereafter be entitled to acquire upon exercise, at the Conversion Price resulting from such adjustment, the number of Conversion Shares obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

         8.02 LIQUIDATING DIVIDENDS. In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then as soon as possible after the conversion of any shares of Series A Stock the Corporation shall pay to the person converting such shares of Series A Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason). For the purposes of this
         Section 8.02, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend.

         8.03 SUBDIVISION OR COMBINATION OF STOCK. In case the Corporation shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be appropriately reduced, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         8.04 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be




                                      10.

         entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Registered Holders of the shares of Series A Stock shall thereafter have the right to acquire and receive upon conversion of the shares of Series A Stock such shares of stock, securities or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received upon conversion of the Series A Stock immediately before such reorganization, reclassification, consolidation, merger or sale and the number of Common Shares that would have been so received), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of Conversion Shares acquirable and receivable upon the conversion of the Series A Stock) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Series A Stock. In the event of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation, greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation or purchase are issuable to holders of Common Stock of the Corporation, then the Conversion Price in effect immediately prior to such merger, consolidation or purchase shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

         8.05 NOTICES. In the event that:

         (a) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

         (b) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

         then, in connection with such event, the Company shall give to the Registered Holders of the shares of Series A Stock at least twenty (20) days prior written notice of the date when the same shall take place.

         Such notice shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, address to the Registered Holders of the Series A Stock.



                                      11.
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         8.07 CERTAIN EVENTS. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Part 8 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provision, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Part 8 except in the case of a combination of shares of a type contemplated in
         Section 8.03.

         IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of October, 1999, and we hereby affirm that the foregoing Certificate is my act and deed and the act and deed of the Corporation and that the facts stated therein are true.



                                     ---------------------------------------
                                     Stuart J. Chasanoff,
                                     Vice President and Secretary





                                      12.